UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2011

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Constellation-Related Announcement

On June 21, 2011, PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock”) issued a news release announcing that it had agreed to purchase all of Constellation Energy Group, Inc.’s (NYSE: CEG) (“Constellation” or “CEG”) interests in Constellation Energy Partners LLC (NYSE Arca: CEP) (the “Company” or “CEP”). PostRock announced that it has agreed to acquire 5,918,894 Class B Member Interests of the Company, representing approximately 24.5% of that class, along with all outstanding Class A, Class C and Class D Member Interests of the Company.

If the proposed Constellation transaction is consummated, PostRock will receive all of CEG’s voting rights, including its right to appoint two of the five members of CEP’s Board of Managers. PostRock announced that it will pay consideration to CEG comprised of $11.25 million of cash, $11.25 million of PostRock common stock and warrants to acquire an additional 1.5 million shares of PostRock common stock at a premium to market. PostRock stated that closing of the transaction is subject to approval of the transaction by the independent managers of CEP and a vote by PostRock’s shareholders. In connection with the PostRock vote, PostRock stated that White Deer has pledged the support of its 45% voting interest.

A subsidiary of Constellation has agreed to reimburse the Company for any fees and expenses of the Board of Managers incurred in connection with its review and consideration of the proposed Constellation transaction.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this report shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: June 21, 2011	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Treasurer